Exhibit 99.1


        Key Technology Appoints Dr. David M. Camp to Board of Directors


    WALLA WALLA, Wash.--(BUSINESS WIRE)--Nov. 21, 2006--Key
Technology, Inc. (Nasdaq: KTEC) announced today the appointment on November 15, 2006 of Dr. David M. Camp to serve as a Director of the Company.

    Camp's appointment to serve on the Company's board of directors will extend until the February 2008 meeting of shareholders. Camp was appointed President and Chief Executive Officer of the Company in October of this year. Chairman of the Board Tom Madsen commented, "With over 25 years of service in technology and manufacturing companies, Dave brings strong leadership and business experience to the Company. We believe his contribution as a board member will be of great value in guiding the Company toward achieving its goals in the future."

    Commenting on his new appointment, Camp said, "I am pleased to have the opportunity to serve the Company and its shareholders at the board level and help set the strategic direction that is expected to drive the Company to new levels of performance."

    About Key Technology

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon, the Netherlands, and a small facility in Australia, and worldwide sales and service coverage.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.

    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;

    -- competition and advances in technology may adversely affect sales and prices;

    -- the Company's new products may not compete successfully in either existing or new markets;

    -- the limited availability and possible cost fluctuations of materials used in the Company's products could adversely affect the Company's gross profits;

    -- the inability to protect its intellectual property, especially as the Company expands geographically, may adversely affect the Company's competitive advantage;

    -- intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company or its customers by third parties may adversely affect the Company's results of operations and its customer relations; and

    -- inadequate internal controls over financial reporting could result in an inability to accurately report the Company's financial results.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," to the Company's Annual Report on Form 10-K for the fiscal year ended
September 30, 2005.

    Note: News releases and other information on Key Technology, Inc. can be accessed at www.key.net on the Internet.



    CONTACT: Key Technology, Inc.
             Sr. Vice President and Chief Financial Officer
             Ron Burgess, 509-529-2161